UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2010

PIEDMONT MINING COMPANY, INC.
(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation)	001-34075 (Commission File No.)	56-1378516 (IRS Employer Identification No.)

18124 Wedge Parkway, Suite 214
Reno, NV 89511
(Address and telephone number of principal executive offices) (Zip Code)

(212) 734-9848
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1–REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2010, Piedmont Mining Company, Inc. (the “Company”) entered into a Settlement Agreement (the “Agreement”) with Columbus Gold Corporation, a Canadian corporation (“Columbus Canada”) and Columbus Gold (U.S.) Corporation, a wholly-owned subsidiary of Columbus Canada (“Columbus US”) (Columbus US and Columbus Canada, collectively referred to as “Columbus”).

Pursuant to the terms of the Agreement, the Company agreed to issue Columbus Canada six million two hundred eighty five thousand seven hundred fifteen (6,285,715) shares of the Company’s common stock (the “Shares”) in exchange for (i) settlement of the Company’s outstanding debt in the amount of two hundred thirty seven thousand one hundred sixty five dollars and ninety one cents ($237,165.91), representing the outstanding balance and accrued interest, owed to Columbus (the “Loan”) and (ii) the granting of an irrevocable proxy for the Shares.  Under the terms of the Agreement, upon receipt of the Shares the Company will have no further obligation relating to the Loan. In addition, the Company has the option to repurchase the Shares for a purchase price equal to the Loan, so long as the Shares are subject to the holding period set forth under Rule 144  of the Securities Act of 1933, as amended (the “Act”).

The foregoing description of Agreement is not complete and is qualified in its entirety by reference to the Agreement, a copy of which will be filed by the Company as an exhibit to its upcoming Form 10-Q for the quarter ended June 30, 2010.

SECTION 3–SECURITIES AND TRADING MARKETS

Item 3.02. Unregistered Sales of Equity Securities.

As disclosed under Item 1.01 of this Form 8-K, in connection with the Agreement, the Company agreed to issue six million two hundred eighty five thousand seven hundred fifteen (6,285,715) shares of the Company’s common stock to Columbus in exchange for (i) settlement of the Company’s outstanding debt in the amount of two hundred thirty seven thousand one hundred sixty five dollars and ninety one cents ($237,165.91) and (ii) the granting of an irrevocable proxy for the Shares.

The Shares are being issued by the Company in a transaction not involving a public offering as defined under the Act.  Accordingly, the Shares are issued in reliance upon exemptions from registration under the Act, without limitation, Section 4(2) therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIEDMONT MINING COMPANY, INC.,
a North Carolina corporation

Dated: July 6, 2010	By: /s/ Robert M. Shields, Jr.
Robert M. Shields, Jr.
Chief Executive Officer